Exhibit 10.28

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Performance-Based Restricted Stock Unit Award Agreement

Performance-Based Vesting – Relative TSR

THIS AGREEMENT is made as of [_________] (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Company”), and «First_Name» «Last_Name» (the “Participant”).

WHEREAS, the Participant is expected to perform valuable services for the Company and the Company considers it desirable and in its best interests that the Participant be given a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing units that are settled in shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Company’s [___] Stock Incentive Plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.
Grant of Performance-Based Restricted Stock Units.
(a)
Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant a target award of [_______] performance-based restricted stock units (the “Performance-Based Restricted Stock Unit Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.
(b)
Transferability. Performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such performance-based restricted stock units, the Performance-Based Restricted Stock Unit Award shall immediately become null and void.
2.
Vesting.
(a)
Performance-Based Vesting. Subject to this Section 2, the Performance-Based Restricted Stock Unit Award shall vest and become unrestricted in accordance with Exhibit A hereto.

(b)
Restricted Conduct. If Participant engages in any of the conduct described in subparagraphs (i) through (iv) below for any reason, in addition to all remedies in law and/or equity available to the Company, including the recovery of liquidated damages, Participant shall forfeit the entire Performance-Based Restricted Stock Unit Award (whether or not vested) and shall immediately pay to the Company, with respect to previously vested performance-based restricted stock units, an amount equal to (x) the per share Fair Market Value of the shares of Common Stock on the date on which the shares of Common Stock were issued with respect to the applicable previously vested performance-based restricted stock units times (y) the number of shares of Common Stock underlying such previously vested performance-restricted stock units, without regard to any Required Tax Payments (as defined below) that may have been deducted from such amount. For purposes of subparagraphs (i) through (iv) below, “Company” shall mean Allscripts Healthcare Solutions, Inc. and/or any of its Subsidiaries.
(i)
Non-Solicitation. I acknowledge that the identity and particular needs of the Company’s customers are not generally known in the health care information technology and consulting industry and were not known to me prior to my employment with the Company; that the Company has near permanent relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding the Company’s pricing, sales, costs and specialized requirements of the Company’s customers are highly confidential and constitute trade secrets. Accordingly, I covenant and agree that during the term of my employment with Allscripts and for a period of twenty-four (24) months after the termination of such employment for any reason whatsoever, whether occasioned by the Company, me or the mutual agreement of the parties, I will not, except on behalf of the Company during and within the authorized scope of my employment with the Company, directly or indirectly: (i) call on, solicit or otherwise deal with any accounts, customers or prospects of the Company which I called upon, contacted, solicited, sold to, or about which I learned Confidential Information (as defined herein) while employed by the Company, for the purpose of soliciting, selling or both, to any such account, customer or prospect, any products or services similar to or in competition with any products or services then-being represented or sold by the Company; and (ii) solicit, or accept if offered to me, with or without solicitation, the services of any person who is an employee of the Company, nor solicit any employee of the Company to terminate employment with the Company, nor agree to hire, on behalf of myself or any entity or other person, any employee of the Company into employment with me or any other person or entity. I agree not to solicit, directly or indirectly, such accounts, customers, prospects or employees for myself or for any other person or entity. For purposes of this Section, “prospects” means entities or individuals which have had more than de minimus contact with the Company in the context of entering into a relationship with the Company being a provider of products or services to such entity or individual.

(ii)
Non-Interference with Business Relationships. I covenant and agree that during the term of my employment with the Company and for a period of twenty-four (24) months after the termination of such employment for any reason whatsoever, whether occasioned by the Company, me or the mutual agreement of the parties, I will not interact with any person or entity with which the Company has a business relationship, or with which the Company is preparing to have a business relationship, with the intent of affecting such relationship or intended relationship in a manner adverse to the Company.
(iii)
Non-Competition.
(1)
I will not Compete during my employment with the Company or at any time during the twenty-four (24) month period following the termination of my employment, regardless of the reason for such termination, whether occasioned by Allscripts, me or the mutual agreement of the parties.

SECTION (iii) IS NOT APPLICABLE TO ANY PARTICIPANT LOCATED IN CALIFORNIA OR WHO PERFORMS THE SUBSTANTIAL MAJORITY OF THEIR JOB DUTIES IN CALIFORNIA

(2)
For purposes of this Section (iii), “Compete” means, directly or indirectly, for my own benefit or for the benefit of others, render services for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory. These prohibitions apply regardless of where such services physically are rendered.
(3)
For purposes of this Section (iii), “Competing Products or Services” means products, processes, or services of any person or organization other than the Company, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of the Company with which I work or worked, during the time of my employment with the Company or about which I acquire or acquired, Confidential Information through my work with the Company.
(4)
For purposes of this Section (iii), “Competing Organization” means persons or organizations, including myself, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.

(5)
f. For purposes of this Section (iii), “Restricted Territory” means either: (i) during my employment with the Company, anywhere in the world; or (ii) after cessation of my employment with the Company, then, in descending order of preference based on legal enforceability, (A) within the United States (including its territories) and within each country in which the Company has conducted business or directed material resources in soliciting business in the prior twenty-four (24) month period, (B) within the United States (including its territories) and within any other county that at any time was within the scope of my employment with the Company, (C) within any country that at any time during last two (2) years of my employment with the Company was within the scope of such employment, or (D) within any geographic region(s) that at any time during last two (2) years of my employment with the Company was within the scope of such employment.
(6)
I agree that in the event a court determines the length of time or the geographic area or activities prohibited under this Section (iii) are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.
(iv)
Non-Disclosure. I will not during the period of my employment with the Company (other than as needed to fulfill the authorized scope of my employment duties with the Company) or thereafter use for myself or for others or divulge or convey to any other person (except those persons designated by the Company) any Confidential Information obtained by me during the period of my employment with Allscripts. I agree to observe all Company policies and procedures concerning such Confidential Information. I agree that, except as may be permitted by written Company policies, I will not remove from the Company’s premises any such Confidential Information without the written authorization of Allscripts. My obligations under this Section (iv) will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of mine. If I am requested, become legally compelled by subpoena or otherwise, or am required by a regulatory body to make any disclosure that is prohibited by this Section (iv), I will promptly notify the Company so that the Company may seek a protective order or other appropriate remedy if the Company deems such protection or remedy necessary under the circumstances. Subject to the foregoing, I may furnish only that portion of Confidential Information that I am legally compelled or required to disclose. The restrictions set forth herein are in addition to and not in lieu of any obligations I may have by law with respect to Confidential Information, including any obligations I may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of my residence and/or the state of my primary work location.

(v)
Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to the Company’s business or received by the Company in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of the Company):
(1)
Any information concerning the Company’s products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;
(2)
Any information concerning the Company’s financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);
(3)
Any information concerning the Company’s current or prospective customer lists or arrangements, equipment or methods used or preferred by the Company’s customers, or the patients of customers;
(4)
Any information concerning the Company’s use of computer software, source code, object code, or algorithms or architecture retained in or related to the Company’s computer or computer systems;
(5)
Any personal or performance information about any Company employee other than me;
(6)
Any information supplied to or acquired by the Company under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);
(7)
Any information, whether or not designated as confidential, obtained or observed by me or other Company employees during training sessions related to my work for the Company; and
(8)
Any other information treated as trade secrets or otherwise confidential by the Company.

(9)
I hereby acknowledge that some of this information may not be a “trade secret” under applicable law. Nevertheless, I agree not to disclose it.
(c)
Accelerated Vesting for Termination following a Change in Control. In the event of a Change in Control (as defined in the Plan), (i) all unearned performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall be deemed to be earned based on relative TSR (as such term is defined in Exhibit A hereto), the number of which shall be determined based on the market price of the Company’s Common Stock being the closing price on the date of the consummation of the Change in Control and the market price of the Company’s Comparison Group (as such term is defined in Exhibit A hereto) being an average of the closing prices for the 30-day period ending five business days prior to such consummation, and (ii) all such earned performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall remain unvested and shall continue to vest in accordance with their original vesting schedule. If the Participant‘s employment with such successor company (or a subsidiary thereof) is terminated within 24 months following such Change in Control (or within six months prior thereto in connection with the Change in Control) without Cause by the Company or the successor company or by the Participant for Good Reason, all earned and unvested performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) shall vest and be distributed.
(d)
Settlement of Performance-Based Restricted Stock Units. Upon the date performance-based restricted stock units subject to this Agreement become vested and unrestricted, one share of Common Stock shall be issuable for each performance-based restricted stock unit that vests on such date, subject to the terms and conditions of the Plan and this Agreement. Thereafter, the Company will transfer such shares of Common Stock to the Participant upon satisfaction of any required tax withholding obligations.
(e)
Other Defined Terms.

Cause. “Cause” shall mean (i) the willful or grossly negligent failure by the Participant to perform his or her duties and obligations in any material respect, other than any such failure resulting from the disability of the Participant, (ii) the Participant’s conviction of a crime or offense involving the property of the Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; (iii) the Participant’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of the Company; or (iv) the Participant’s material violation of any generally recognized policy of the Company; provided, however, that if the term “Cause” is defined in an employment agreement between the Company and the Participant, the definition in the employment agreement shall apply for purpose of this Agreement.

Good Reason. “Good Reason” shall mean (i) any significant diminution in the Participant’s responsibilities from and after the date of the Change in Control, (ii) any material reduction in the annual salary or target incentive cash compensation of the Participant from and after the date of the Change in Control or (iii) any requirement after the date of the Change in Control (or prior thereto in connection with the Change in Control) to relocate to a location that is more than fifty (50) miles from the principal work location of the Participant; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless the Participant provides written notice to the Company of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

3.
No Rights as Stockholder; Dividend Equivalents. The Participant shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock issuable upon the vesting of performance-based restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Performance-Based Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to the Participant. Notwithstanding the foregoing, at such time as the restrictions lapse, an amount equal to any cash dividends that would have been payable to the Participant if the shares of Common Stock underlying the performance-based restricted stock units subject to this Agreement had been issued to the Participant during the restriction period shall be paid in cash to the Participant with respect to the actual number of performance-based restricted stock units that have vested. This Section 3 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the restriction period has lapsed.
4.
Termination of Employment.
(a)
Subject to Section 2 and Sections 4(b) and 4(c), if the Participant’s employment with the Company (or an affiliate of the Company if such affiliate is the Participant’s employer) is terminated other than due to death and other than by the Company due to the Disability (as defined below) of the Participant, the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are unearned as of the date of termination shall be forfeited by the Participant and such performance-based restricted stock units shall be cancelled by the Company.
(b)
Subject to Section 2 and Section 4(c), if the Participant’s employment with the Company (or an affiliate of the Company if such affiliate is the Participant’s employer) is terminated due to the death or Disability of the Participant, the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are unearned as of the date of termination shall be deemed to be earned at 100% of target level and the number of performance-based restricted stock units so earned shall vest and be distributed.

(c)
If, on the date the Participant’s employment terminates, there is a written employment agreement in place between the Participant and the Company (or between the Participant and an affiliate of the Company if such affiliate is the Participant’s employer), then, in the event of a conflict, the terms of such written employment agreement regarding vesting upon termination shall prevail over the terms of this Agreement (it being understood that any accelerated vesting shall be subject to the satisfaction of the performance conditions as described herein and be based on the level achieved hereunder).
(d)
“Disability” shall mean the Participant’s being “disabled” as defined in Treas. Reg. §1.409A-3(i)(4)(i).
5.
Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Company without new consideration to the Company (such as by stock dividends or stock split-ups), then the number of unvested performance-based restricted stock units subject to this Performance-Based Restricted Stock Unit Award shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Company shall be combined, or be changed into another kind of stock of the Company or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the unvested performance-based restricted stock units subject to this Agreement shall be adjusted equitably so that the securities received upon vesting shall be the same as if the vesting had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Company through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is stock, cash or other securities or property (a “Transaction”), the Performance-Based Restricted Stock Unit Award shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation in an economically equivalent manner. In the event that the successor corporation refuses or is unable to assume or substitute for the Performance-Based Restricted Stock Unit Award in an economically equivalent manner, then simultaneously with the consummation of the Transaction, the Participant shall fully vest in the Performance-Based Restricted Stock Unit Award at the level deemed to be earned in accordance with Section 2(b) of this Agreement and such number of performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall become unrestricted. For the purposes of this Section 5, the Performance-Based Restricted Stock Unit Award shall be considered assumed in an economically equivalent manner only if, following the Transaction, the Performance-Based Restricted Stock Unit Award confers the right to receive, for each performance-based restricted stock unit subject to the Performance-Based Restricted Stock Unit Award and unvested immediately prior to the Transaction, publicly traded shares of common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

6.
No Right to Continued Employment. This Agreement shall not be construed as giving the Participant the right to be retained in the employ of the Company.
7.
Provisions of Plan. This Performance-Based Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. The Participant acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

8.
Withholding of Taxes; Section 409A. The Company shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Company to the Participant (or to secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due from the Company (“Required Tax Payments”) with respect to any performance-based restricted stock units which become vested and unrestricted under this Agreement, and the Company may defer issuance of Common Stock underlying such performance-based restricted stock units until such amounts are paid or withheld. The Participant shall satisfy his or her Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (for which the Participant has good title, free and clear of all liens and encumbrances) having a Fair Market Value (as defined in the Plan), determined as of the date the obligation to withhold or pay taxes first arises in connection with the Performance-Based Restricted Stock Unit Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the holder pursuant to the Performance-Based Restricted Stock Unit Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the Participant has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Compensation Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5) for any holder who is not an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934). Unless and until the Company determines otherwise, the method in clause (3) above shall be utilized. Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

It is intended that any amounts payable under this Performance-Based Restricted Stock Unit Award comply with the provisions of Code Section 409A of the Internal Revenue Code of 1986 and the treasury regulations relating thereto so as not to subject the Participant to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Performance-Based Restricted Stock Unit Award would result in the Participant being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Performance-Based Restricted Stock Unit Award in order to bring this Performance-Based Restricted Stock Unit Award into compliance with Code Section 409A. No amount shall be payable pursuant to a termination of the Participant’s employment unless such termination constitutes a separation from service under Section 409A. To the extent any amounts payable upon the Participant’s separation from service are nonqualified deferred compensation under Section 409A, and if the Participant is at such time a specified employee under Section 409A, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of the Participant’s separation from service (or until any earlier date of the Participant death), upon which date all such postponed amounts shall be paid to the Participant in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. The determination of whether the Participant is a specified employee shall made by the Company in accordance with Section 409A.

9.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. By: Name:
«First_Name» «Last_Name»

Exhibit A

1. For purposes of this Exhibit:

•
The maximum number of performance-based restricted stock units subject to this Agreement is 200% of the target number of [____], 100% of which shall be eligible for vesting with respect to attainment of the Performance Measure in the Performance Period (as such term is defined below), as set forth below.
•
The “Performance Measure” is relative “Total Shareholder Return” (as such term is defined below) for each Performance Period.

Following the end of the Performance Period, the Company’s Compensation Committee will certify the level of the Performance Measure achieved by the Company. The performance-based restricted stock units subject to vesting during the Performance Period will be subject to forfeiture and cancellation by the Company if the Company’s performance during the Performance Period does not meet or exceed the threshold percentile rank of the Performance Measure for the Performance Period. Performance at or above the threshold level will result performance-based restricted stock units becoming vested as set forth below, and shares underlying such vested performance-based restricted stock units shall be distributed following completion of the certification described above.

2. Additional Definitions.

a. “Comparison Group” means the companies listed on Appendix 1 to this Exhibit A, as may be adjusted as described below.

b. “Performance Period” means the three-year period commencing on the Grant Date and ending on the third anniversary of the Grant Date.

c. “Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Comparison Group) during the Performance Period, expressed as a percentage return. Except as modified in Section 4(d), below, for purposes of computing TSR, the stock price at the beginning and end of the Performance Period will be the average price of a share of common stock over the 20 trading days ending on the first or last day of the Performance Period, as applicable, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

1

3. Calculation. For purposes of the award, the number of shares earned will be calculated as follows:

FIRST: For the Company and for each other company in the Comparison Group, determine the TSR for the Performance Period.

SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 60 on the list out of 80 companies (including the Company), its percentile rank would be 75%.

THIRD: Plot the percentile rank for the Company determined in the second step into the appropriate band in the left-hand column of the table below and determine the number of shares earned as a percent of target, which is the figure in the right-hand column of the table below corresponding to that percentile rank.

2

Percentile vs Peers	Payout (% of Target)	Percentile vs Peers	Payout (% of Target)
91 to 100	200%	59	96.7%
90	200%	58	93.3%
89	196.7%	57	90.0%
88	193.3%	56	86.7%
87	190.0%	55	83.3%
86	186.7%	54	80.0%
85	183.3%	53	76.7%
84	180.0%	52	73.3%
83	176.7%	51	70.0%
82	173.3%	50	66.7%
81	170.0%	49	63.3%
80	166.7%	48	60.0%
79	163.3%	47	56.7%
78	160.0%	46	53.3%
77	156.7%	45	50.0%
76	153.3%	44	46.7%
75	150.0%	43	43.3%
74	146.7%	42	40.0%
73	143.3%	41	36.7%
72	140.0%	40	33.3%
71	136.7%	39	30.0%
70	133.3%	38	26.7%
69	130.0%	37	23.3%
68	126.7%	36	20.0%
67	123.3%	35	16.7%
66	120.0%	34	13.3%
65	116.7%	33	10.0%
64	113.3%	32	6.7%
63	110.0%	31	3.3%
62	106.7%	30	0%
61	103.3%	0 to 29	0%
60	100.0%

3

4. Rules. The following rules apply to the computation of the number of shares earned:

a. If the Company’s absolute TSR is negative over the Performance Period, payout shall not exceed 100% of target for that Performance Period. If the Company’s percentile rank is greater than or equal to 60 for such Performance Period, then the payout shall be 100%.

b. The minimum earnout is zero and the maximum earnout is 200% of target. There is no minimum number of shares or other consideration that recipient will receive, and no shares will be earned if the percentile rank is 30th percentile or lower in a Performance Period.

c. For purposes of computing Total Shareholder Return for the Company and each other company in the Comparison Group, the stock price at the beginning and at the end of the Performance Period will, subject to Section 2 of the Performance-Based Restricted Stock Unit Award Agreement, be determined as the 20-day average closing price of the stock on each of the 20 consecutive trading days ending on and including the first or last day of the Performance Period, as applicable.

d. Companies shall be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the measurement date will not be included at all in the computation of the Performance Measure. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

1. ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

2. has gone private; or

3. has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

4. has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a peer company in making a determination that a Specified Corporate Change has occurred.

4

Appendix 1 to
Exhibit A to
Performance-Based Stock Unit Agreement

Comparison Group

ACI Worldwide	Fair Isaac	Nuance Communications
AMN Healthcare Services	Genpact	Omnicell
Cardtronics	Hill-Rom Holdings	PRA Health Sciences
CDK Global	HMS Holdings	Premier
Cerner	Huron Consulting Group	R1 RCM
CoreLogic	Inovalon Holdings	Teradata
Endurance International	j2 Global	TTEC Holdings
Euronet Worldwide	Mantech International	Verint Systems
Evolent Health	MAXIMUS	Virtusa
ExlService Holdings	NextGen Healthcare